Exhibit 10.2

Cooperative Agreement

This Cooperative Agreement (“Agreement”) is entered between US China Mining Group Inc, 17890 Castleton Street, Ste. 112, City of Industry, CA 91748 (“Party A”), and Majestic Machinery Inc., 9108 Rancho Real Road, Temple City, CA 91780 (“Party B”) as following:

1)
Party A agrees to appoint Party B, and Party B agrees to be appointed, as nonexclusive broker, to represent and assist Party A in the activities of coal trading and investment in the U.S.A. The cooperative brokering shall includes, but not limited to, the following activities:

(1)	Coal Trading

Party B acts as broker to present or assist Party A in market information, indentifying sellers, sampling and analysis, negotiation and signing contract, inventory, shipment (inland, river and ocean transportation), loading, delivery, banking, settlement, insurance, etc, ultimately to export the coal as specified as below to the mainland China.

Commodity/ Quality – Mid Volatle Blended Coal (“Coal”). Such specifications are attached in Exhibit A
Price - less than $155.00 per MT FOB Lower Mississippi River (“LMR”)
Sampling and analysis:  shall be performed in accordance with ASTM Standards
Quantity - Up to 85,000 MT maximum and 60,000 MT minimum, suitable for being loaded into one ocean vessel. Party B shall plan the first shipment of Coal with a reference goal that the trading can be expanded to recurring monthly shipment, annual exporting volume up to 700,000 – 1,000,000 MT per year.

(2)	Investment

Along with the activities in above said (1), Party B shall acts as broker to present/assist in finding and researching potential mines or operators which are suitable for acquisition or cooperation, and involving in negotiation, planning, financing or leasing, and R & D activities, etc.

(3)	Other activities that both parties agree to cooperate in.

2)	Relationship

All the commitment or agreement to be made by Party B representing the interests or benefits of Party A shall be subject to Party A’s written approvals or confirmation to be effective.

Each party is independent to other. Neither Party shall be liable for indirect or consequential damages or for specific performance described otherwise in the Agreement.

Neither party shall assign the whole or any part of its rights and obligations hereunder directly or indirectly without the prior written consent of other party.

3)	Funding

Party A shall be responsible for funding or supplying with Letter of Credit or Guaranty for all the activities described in the 1) of the Agreement. All the fees and taxies to be incurred related to the activities described in the 1) of Agreement shall be for the Party A’s account.

Party A agrees to supply Party B with maximum amount USD 3 million fund to initial coal trading and investment activities described in the 1) of Agreement when advance is necessary as deposit or down payment.  Party B shall set up a specific account for Party A’s funding, ensuring all the usage of the funds limited to this specific purpose. In the meantime, Party B shall ensue the advance funds secure and refundable, all the advances shall be refunded to Party A immediately if the trading or investment may not be concluded due to any reasons other than Party A’s subjective default, or due to occurrence of the circumstances described in the clause 4) and 6) of the Agreement.

4)	Term

The cooperative term is one year. Within the term, Party B shall assist to complete at lease one time Coal trading to China, by signing the trade contract for Coal. If the Coal trading contract is engaged, the advances funded from Party A to Party B as described in the 3) can be applied to offset part of payments to be needed for purchase.

This Agreement shall expire upon the maturity of term period, provided that no trade contract is signed through Party B’s service under this Agreement. Party B shall refund all the advances made by Party A as described in the above 3) within 7 days after the maturity of the term. Otherwise Party B shall be liable for all the economic losses and/or damages Party A may have from failure or late refunding. This agreement can only be renewed in both parties’ written consent.

5)	Commissions

Party A agrees to pay Party B a commission for broker’s services under this Agreement, provided that the Coal trading is already under contract. The commission fee is 3% of FOB price of Coal trading contract, payable to the Party B within 5 days after coal is loaded on the ocean vessel.

Party A agree to pay Party B a commission for broker’s service, provided that any merger, acquisition or cooperation project is engaged through Party B’s service under this Agreement during this Agreement’s term period or even 12 months after the term period. The commission fee is 1.5% of total purchase price of the investment project, due on the date of first installment payment for the project.

6) Termination

Each party shall have right to early terminate this Agreement by notifying the other party in written notice 15 days prior to the termination date.  Upon the termination, each party shall pay off all the payment obligations and responsibilities, which are liable to the other.

7) Force Majeure

Neither party shall be released from the responsibility, liability and obligation under this Agreement for any reasons but force majeure.

8) Confidential

Both parties shall keep the conditions of this Agreement confidential and shall not disclose the existence or details of the Agreement to any third party without prior consent of either party respectively, excepted to the Court, SEC or attorney, accountant, auditor of each party.

9) Arbitration and Law

The Agreement shall be governed in all respects by the applicable laws and conventions of the State of California USA with regard to arbitration and lawsuit.

10) Validity

The Agreement with Exhibit A shall have two copies in Chinese, to be effective on the date of being signed by both parties.

Party A： US CHINA MINING GROUP INC
Signature: Hongwen Li
Date:  May 31, 2011
Party B： MAJESTIC MACHINERY INC.
Signature: Robin Yuan
Date: